Exhibit 99.1

For further information contact:

Douglas Dynamics, Inc.

Nathan Elwell

Vice President of Investor Relations

847-530-0249

investorrelations@douglasdynamics.com

DOUGLAS DYNAMICS REPORTS SECOND QUARTER 2025 RESULTS

Work Truck Solutions Delivers Another Record Quarter;

Raises and Narrows 2025 Guidance Ranges

Second Quarter 2025 Highlights*:

●	Consolidated Net income improved by 6.6% to $26.0 million, or $1.09 per diluted share
●	Solutions segment delivered record second quarter results with 5.4% Net Sales growth, and 39.8% Adjusted EBITDA growth
●	Pre-season demand and shipments at Attachments proceeding as expected
●	Returned approximately $13 million of cash to shareholders

*All comparisons are to second quarter 2024 financials

August 4, 2025 — Milwaukee, Wisconsin — Douglas Dynamics, Inc. (NYSE: PLOW), North America’s premier manufacturer and upfitter of work truck attachments and equipment, today announced financial results for the second quarter ended June 30, 2025. Unless otherwise stated, all comparisons are between the second quarters of 2025 and 2024.

“We take great pride in the fact that strong execution, unwavering dedication, and market leading innovation remain defining hallmarks of our company,” commented Mark Van Genderen, President and CEO. “Today, we are focused on optimizing our current business while pursuing growth opportunities to expand our offering. Our team delivered excellent results this quarter, and we believe we are in a great position to execute on our plans in the second half of the year and beyond.”

Consolidated Second Quarter 2025 Results

$ in millions (except Margins & EPS)	Q2 2025	Q2 2024
Net Sales	$194.3	$199.9
Gross Profit Margin	31.0%	30.7%
Income from Operations	$37.0	$36.3
Net Income	$26.0	$24.3
Diluted EPS	$1.09	$1.02
Adjusted EBITDA	$42.6	$43.7
Adjusted EBITDA Margin	21.9%	21.9%
Adjusted Net Income	$27.2	$26.5
Adjusted Diluted EPS	$1.14	$1.11

Douglas Dynamics – Second Quarter 2025

●

Consolidated results for the second quarter 2025 were comparable to the same period last year across all metrics, favorably impacted by results at Work Truck Solutions, which offset the expected lower volumes at Work Truck Attachments related to the timing of pre-season shipments.

●

Net sales were $194.3 million for the quarter, a decrease of 2.8% when compared to the prior year, as a result of expected lower volumes at Attachments, related to the timing of pre-season shipments between the second and third quarters.

●	Net income for the quarter was $26.0 million, or $1.09 per diluted share, an increase of 6.6% and 6.9%, respectively.
●

Adjusted EBITDA margins of 21.9% were flat to last year reflecting the strength of Work Truck Solutions margin improvements offsetting the impact of lower preseason shipments in Work Truck Attachments.

Work Truck Attachments Segment Second Quarter 2025 Results

“We are pleased that our pre-season period at Attachments is proceeding as we generally expected. We believe our operational excellence and ongoing cost control efforts will allow us to rapidly respond to evolving market conditions later this year and maximize our performance,” Van Genderen explained.

$ in millions (except Adjusted EBITDA Margin)	Q2 2025	Q2 2024
Net Sales	$108.1	$118.1
Adjusted EBITDA	$31.6	$35.8
Adjusted EBITDA Margin	29.2%	30.3%

●

Net sales of $108.1 million and Adjusted EBITDA of $31.6 million are down $10.0 million and $4.2 million, respectively, both primarily due to the timing of pre-season shipments between the second and third quarters.

●

Based on second quarter results, the ratio of pre-season shipments in 2025 is expected to be close to the more traditional 55% to 45% split between the second and third quarters. This contrasts to the 2024 pre-season which saw an unusual 65% to 35% ratio, as higher than anticipated inventory levels at the company in Q1 2024 led to significantly more Q2 equipment shipments.

Douglas Dynamics – Second Quarter 2025

Work Truck Solutions Segment Second Quarter 2025 Results

“The Solutions team once again delivered exceptional results achieving another record second quarter with significant profit improvement, despite facing tough comparisons to a record-setting quarter last year,” Van Genderen noted. “We remain encouraged by the team’s progress and the strength of our backlog, which continues to be driven by robust municipal demand.”

$ in millions (except Adjusted EBITDA Margin)	Q2 2025	Q2 2024
Net Sales	$86.2	$81.8
Adjusted EBITDA	$11.0	$7.9
Adjusted EBITDA Margin	12.8%	9.7%

●	Work Truck Solutions produced record second quarter top- and bottom-line results.
●	Net Sales increased 5.4% to $86.2 million based on favorable pricing realization and higher municipal volumes somewhat offset by lower commercial volumes.
●	Adjusted EBITDA increased 39.8% to $11.0 million, delivering record margins of 12.8%, based on favorable product mix, price realization and higher municipal throughput.

Dividend & Liquidity

●

Net cash used in operating activities decreased $6.4 million in the first half of 2025 to $12.7 million compared to the same period last year, due to improved earnings somewhat offset by changes in working capital.

●

Total inventory was $153.3 million compared to $139.4 million. The Attachments segment significantly reduced its inventory over the past year, which was offset by a planned increase in inventory and chassis in the Solutions segment.

●

Capital expenditures increased by $2.4 million in the first half of 2025 compared to 2024 as planned. The company continues to expect 2025 Capital Expenditures to be towards the higher end of the traditional range of 2% to 3% of Net Sales.

●	The leverage ratio at the end of the quarter was 2.0X, a significant improvement when compared to 3.3X, and well within our stated goal range of 1.5X to 3.0X.
●

Successfully returned $12.9 million of cash to shareholders through the payment of a quarterly cash dividend of $0.295 per diluted share and repurchase of approximately 210,000 shares of company stock.

2025 Outlook

“Following another record quarter for Solutions, and pre-season orders at Attachments being in line with our expectations, we are raising and narrowing our guidance ranges,” explained Sarah Lauber, Executive Vice President and CFO. “Economic and tariff uncertainty persists, but our U.S. centric business model supports our belief that we are well positioned under the circumstances. Solutions maintains a strong backlog and is tracking well to another full year of improved margins. The elongated equipment replacement cycle will continue to have an impact at Attachments, but recent pre-season and dealer inventory data indicate our expectations for 2025 remain on track.”

Updated 2025 Outlook

●	Net Sales are now expected to be between $630 million and $660 million, an increase when compared to the previous range of $610 million to $650 million.
●	Adjusted EBITDA is now predicted to range from $82 million to $97 million, an increase when compared to the previous range of $75 million to $95 million.
●	Adjusted Earnings Per Share are expected to be in the range of $1.65 per share to $2.15 per share, an increase when compared to the previous range of $1.30 per share to $2.10 per share.
●	The effective tax rate is still expected to be approximately 24% to 25%.

Douglas Dynamics – Second Quarter 2025

The 2025 outlook assumes relatively stable economic and supply chain conditions, and that core markets will experience average snowfall in the fourth quarter of 2025.

With respect to the Company’s 2025 guidance, the Company is not able to provide a reconciliation of the non-GAAP financial measures to GAAP because it does not provide specific guidance for the various extraordinary, nonrecurring, or unusual charges and other certain items. These items have not yet occurred, are out of the Company’s control and/or cannot be reasonably predicted. As a result, reconciliation of the non-GAAP guidance measures to GAAP is not available without unreasonable effort and the Company is unable to address the probable significance of the unavailable information.

Earnings Conference Call Information

The Company will host a conference call on Tuesday, August 5, 2025, at 10:00 a.m. Eastern Time (9:00 a.m. Central Time). To join the conference call, please dial 1-833-634-5024 domestically, or 1-412-902-4205 internationally.

The call will also be available via the Investor Relations section of the Company’s website at www.douglasdynamics.com. For those who cannot listen to the live broadcast, replays will be available for one week following the call.

About Douglas Dynamics

Home to the most trusted brands in the industry, Douglas Dynamics is North America’s premier manufacturer and up-fitter of commercial work truck attachments and equipment. For more than 75 years, the Company has been innovating products that not only enable people to perform their jobs more efficiently and effectively, but also enable businesses to increase profitability. Through its proprietary Douglas Dynamics Management System (DDMS), the Company is committed to continuous improvement aimed at consistently producing the highest quality products, at industry-leading levels of service and delivery that ultimately drive shareholder value. The Douglas Dynamics portfolio of products and services is separated into two segments: First, the Work Truck Attachments segment, which includes commercial snow and ice control equipment sold under the FISHER®, SNOWEX® and WESTERN® brands. Second, the Work Truck Solutions segment, which includes the up-fit of market leading attachments and storage solutions under the HENDERSON® brand, and the DEJANA® brand and its related sub-brands.

Use of Non-GAAP Financial Measures

This press release contains financial information calculated other than in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”).  The non-GAAP measures used in this press release are Adjusted EBITDA, Adjusted Net Income and Adjusted Earnings Per Share, and Free Cash Flow.  The Company believes that these non-GAAP measures are useful to investors and other external users of its consolidated financial statements in evaluating the Company’s operating performance as compared to that of other companies.  Reconciliations of these non-GAAP measures to the nearest comparable GAAP measures can be found immediately following the Consolidated Statements of Cash Flows included in this press release.

Douglas Dynamics – Second Quarter 2025

Adjusted EBITDA represents net income before interest, taxes, depreciation, and amortization, as further adjusted for certain charges consisting of unrelated legal and consulting fees, stock-based compensation, severance, restructuring charges, CEO transition costs, debt modification expense, loss on extinguishment of debt, write downs of property, plant and equipment, and impairment charges. The Company uses Adjusted EBITDA in evaluating the Company’s operating performance because it provides the Company and its investors with additional tools to compare its operating performance on a consistent basis by removing the impact of certain items that management believes do not directly reflect the Company’s core operations. The Company’s management also uses Adjusted EBITDA for planning purposes, including the preparation of its annual operating budget and financial projections, and to evaluate the Company’s ability to make certain payments, including dividends, in compliance with its senior credit facilities, which is determined based on a calculation of “Consolidated Adjusted EBITDA” that is substantially similar to Adjusted EBITDA.

Adjusted Net Income and Adjusted Earnings Per Share (calculated on a diluted basis) represents net income and earnings per share (as defined by GAAP), excluding the impact of stock based compensation, severance, restructuring charges, CEO transition costs, debt modification expense, loss on extinguishment of debt, write downs of property, plant and equipment, impairment charges, certain charges related to unrelated legal fees and consulting fees, and adjustments on derivatives not classified as hedges, net of their income tax impact. Adjustments on derivatives not classified as hedges are non-cash and are related to overall financial market conditions; therefore, management believes such costs are unrelated to our business and are not representative of our results.  Management believes that Adjusted Net Income and Adjusted Earnings Per Share are useful in assessing the Company’s financial performance by eliminating expenses and income that are not reflective of the underlying business performance.

Free Cash Flow is a non-GAAP financial measure that we define as net cash provided by (used in) operating activities less capital expenditures.  Free Cash Flow should be evaluated in addition to, and not considered a substitute for, other financial measures such as Net Income and Net Cash Provided By (Used in) Operating Activities. We believe that free cash flow represents our ability to generate additional cash flow from our business operations.

Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. These statements include information relating to future events, future financial performance, strategies, expectations, competitive environment, regulation, product demand, the payment of dividends, and availability of financial resources. These statements are often identified by use of words such as "anticipate," "believe," "intend," "estimate," "expect," "continue," "should," "could," "may," "plan," "project," "predict," "will" and similar expressions and include references to assumptions and relate to our future prospects, developments, and business strategies.  Such statements involve known and unknown risks, uncertainties and other factors that could cause our actual results, performance, or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, weather conditions, particularly lack of or reduced levels of snowfall and the timing of such snowfall, our ability to manage general economic, business and geopolitical conditions, including the impacts of natural disasters, labor strikes, global political instability, adverse developments affecting the banking and financial services industries, pandemics and outbreaks of contagious diseases and other adverse public health developments, increases in the price of steel or other materials, including as a result of tariffs, necessary for the production of our products that cannot be passed on to our distributors, our inability to maintain good relationships with our distributors, our inability to maintain good relationships with the original equipment manufacturers with whom we currently do significant business, lack of available or favorable financing options for our end-users, distributors or customers, increases in the price of fuel or freight, a significant decline in economic conditions, the inability of our suppliers and original equipment manufacturer partners to meet our volume or quality requirements, inaccuracies in our estimates of future demand for our products, our inability to protect or continue to build our intellectual property portfolio, the effects of laws and regulations and their interpretations on our business and financial condition, including policy or regulatory changes related to climate change, our inability to develop new products or improve upon existing products in response to end-user needs, losses due to lawsuits arising out of personal injuries associated with our products, factors that could impact the future declaration and payment of dividends, or our ability to execute repurchases under our stock repurchase program, our inability to effectively manage the use of artificial intelligence, our inability to compete effectively against competition, our inability to successfully implement our new enterprise resource planning system at Dejana, as well as those discussed in the section entitled “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2024 and any subsequent Form 10-Q filings. You should not place undue reliance on these forward-looking statements. In addition, the forward-looking statements in this release speak only as of the date hereof and we undertake no obligation, except as required by law, to update or release any revisions to any forward-looking statement, even if new information becomes available in the future.

Douglas Dynamics – Second Quarter 2025

Douglas Dynamics, Inc.

Consolidated Balance Sheets

(In thousands)

	June 30,	December 31,
	2025	2024
	(unaudited)	(unaudited)

Assets
Current assets:
Cash and cash equivalents	$7,980	$5,119
Accounts receivable, net	141,167	87,407
Inventories	153,286	137,034
Inventories - truck chassis floor plan	20,216	2,612
Prepaid and other current assets	4,100	6,053
Total current assets	326,749	238,225

Property, plant, and equipment, net	41,703	41,311
Goodwill	113,134	113,134
Other intangible assets, net	110,450	113,550
Operating lease - right of use asset	66,420	70,801
Non-qualified benefit plan assets	11,362	10,482
Other long-term assets	1,653	2,480
Total assets	$671,471	$589,983

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$39,613	$32,319
Accrued expenses and other current liabilities	31,026	26,182
Floor plan obligations	20,216	2,612
Operating lease liability - current	7,268	7,394
Income taxes payable	7,130	1,685
Short term borrowings	42,000	-
Current portion of long-term debt	7,416	-
Total current liabilities	154,669	70,192

Retiree benefits and deferred compensation	13,515	13,616
Deferred income taxes	24,717	24,574
Long-term debt, less current portion	138,698	146,679
Operating lease liability - noncurrent	60,937	64,785
Other long-term liabilities	5,671	5,922

Total stockholders' equity	273,264	264,215
Total liabilities and stockholders' equity	$671,471	$589,983

Douglas Dynamics – Second Quarter 2025

Douglas Dynamics, Inc.

Consolidated Statements of Income

(In thousands, except share and per share data)

	Three Month Period Ended		Six Month Period Ended
	June 30, 2025	June 30, 2024	June 30, 2025	June 30, 2024
	(unaudited)		(unaudited)

Net sales	$194,327	$199,902	$309,394	$295,557
Cost of sales	134,031	138,599	220,959	215,334
Gross profit	60,296	61,303	88,435	80,223

Selling, general, and administrative expense	21,751	23,370	45,138	44,858
Impairment charges	-	-	-	1,224
Intangibles amortization	1,550	1,630	3,100	4,260

Income from operations	36,995	36,303	40,197	29,881

Interest expense, net	(2,973)	(4,123	(5,357)	(7,647)
Debt modification expense	-	-	(176)	-
Loss on extinguishment of debt	-	-	(156)	-
Other expense, net	123	(53	127	(50)
Income before taxes	34,145	32,127	34,635	22,184

Income tax expense	8,191	7,789	8,533	6,198

Net income	$25,954	$24,338	$26,102	$15,986

Weighted average number of common shares outstanding:
Basic	23,131,151	23,094,047	23,126,379	23,051,708
Diluted	23,674,029	23,094,047	23,668,491	23,051,708

Earnings per share:
Basic earnings per common share attributable to common shareholders	$1.10	$1.03	$1.10	$0.68
Earnings per common share assuming dilution attributable to common shareholders	$1.09	$1.02	$1.09	$0.66
Cash dividends declared and paid per share	$0.30	$0.30	$0.59	$0.59

Douglas Dynamics – Second Quarter 2025

Douglas Dynamics, Inc.

Consolidated Statements of Cash Flows

(In thousands)

	Six Month Period Ended
	June 30, 2025	June 30, 2024
	(unaudited)

Operating activities
Net income	$26,102	$15,986
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	7,649	9,752
Loss on disposal of fixed asset	--	304
Amortization of deferred financing costs and debt discount	275	349
Debt modification expense	176	--
Loss on extinguishment of debt	156	--
Stock-based compensation	3,704	2,833
Adjustments on derivatives not designated as hedges	--	(287)
Provision for losses on accounts receivable	315	352
Deferred income taxes	143	(244)
Impairment charges	--	1,224
Non-cash lease expense	4,142	2,714
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(54,076)	(56,790)
Inventories	(16,252)	971
Prepaid assets, refundable income taxes paid and other assets	(958)	885
Accounts payable	7,480	(3,311)
Accrued expenses and other current liabilities	10,201	3,968
Benefit obligations, long-term liabilities and other	(1,778)	2,180
Net cash used in operating activities	(12,721)	(19,114)

Investing activities
Capital expenditures	(5,126)	(2,751)
Net cash used in investing activities	(5,126)	(2,751)

Financing activities
Repurchase of common stock	(6,000)	--
Shares withheld on restricted stock vesting paid for employees’ taxes	(161)	--
Payments of financing costs	(293)	(279)
Borrowings on long-term debt	148,770	--
Payments on life insurance policy loans	(119)	(204)
Dividends paid	(13,926)	(13,612)
Net revolver borrowings	42,000	16,000
Repayment of long-term debt	(149,563)	--
Net cash provided by financing activities	20,708	1,905
Change in cash and cash equivalents	2,861	(19,960)
Cash and cash equivalents at beginning of period	5,119	24,156
Cash and cash equivalents at end of period	$7,980	$4,196

Non-cash operating and financing activities
Truck chassis inventory acquired through floorplan obligations	$19,249	$5,488

Douglas Dynamics – Second Quarter 2025

Douglas Dynamics, Inc.

Segment Disclosures (unaudited)

(In thousands)

	Three Months Ended June 30, 2025	Three Months Ended June 30, 2024	Six Months Ended June 30, 2025	Six Months Ended June 30, 2024

Work Truck Attachments
Net Sales	$108,114	$118,137	$144,571	$141,977
Adjusted EBITDA	$31,570	$35,792	$31,897	$31,324
Adjusted EBITDA Margin	29.2%	30.3%	22.1%	22.1%

Work Truck Solutions
Net Sales	$86,213	$81,765	$164,823	$153,580
Adjusted EBITDA	$11,047	$7,903	$20,151	$13,905
Adjusted EBITDA Margin	12.8%	9.7%	12.2%	9.1%

Douglas Dynamics, Inc.

Net Income to Adjusted EBITDA reconciliation (unaudited)

(In thousands)

	Three month period ended June 30,		Six month period ended June 30,
	2025	2024	2025	2024

Net income	$25,954	$24,338	$26,102	$15,986

Interest expense - net	2,973	4,123	5,357	7,647
Income tax expense	8,191	7,789	8,533	6,198
Depreciation expense	2,276	2,777	4,549	5,492
Intangibles amortization	1,550	1,630	3,100	4,260
EBITDA	40,944	40,657	47,641	39,583

Stock-based compensation	1,554	2,478	3,704	2,833
Debt modification expense	-	-	176	-
Loss on extinguishment of debt	-	-	156	-
Impairment charges (1)	-	-	-	1,224
Other charges (2)	119	560	371	1,589
Adjusted EBITDA	$42,617	$43,695	$52,048	$45,229

(1) Reflects impairment charges taken on certain internally developed software in the six months ended June 30, 2024.

(2) Reflects unrelated legal, severance, restructuring, and consulting fees, and write downs of property, plant and equipment for the periods presented.

Douglas Dynamics – Second Quarter 2025

Douglas Dynamics, Inc.

Reconciliation of Net Income to Adjusted Net Income (unaudited)

(In thousands, except share and per share data)

	Three month period ended June 30,		Six month period ended June 30,
	2025	2024	2025	2024

Net income	$25,954	$24,338	$26,102	$15,986
Adjustments:
Stock based compensation	1,554	2,478	3,704	2,833
Debt modification expense	-	-	176	-
Loss on extinguishment of debt	-	-	156	-
Impairment charges (1)	-	-	-	1,224
Adjustments on derivative not classified as hedge (2)	-	(115)	-	(287)
Other charges (3)	119	560	371	1,589
Tax effect on adjustments	(418)	(731)	(1,102)	(1,340)
Adjusted net income	$27,209	$26,530	$29,407	$20,005

Weighted average basic common shares outstanding	23,131,151	23,094,047	23,126,379	23,051,708
Weighted average common shares outstanding assuming dilution	23,674,029	23,094,047	23,668,491	23,051,708

Adjusted earnings per common share - dilutive	$1.14	$1.11	$1.23	$0.83

GAAP diluted earnings per share	$1.09	$1.02	$1.09	$0.66
Adjustments net of income taxes:

Stock based compensation	0.05	0.08	0.11	0.09
Debt modification expense	-	-	0.01	-
Loss on extinguishment of debt	-	-	0.01	-
Impairment charges (1)	-	-	-	0.04
Adjustments on derivative not classified as hedge (2)	-	-	-	(0.01)
Other charges (3)	-	0.01	0.01	0.05

Adjusted diluted earnings per share	$1.14	$1.11	$1.23	$0.83

(1) Reflects impairment charges taken on certain internally developed software in the six months ended June 30, 2024.

(2) Reflects non-cash mark-to-market and amortization adjustments on an interest rate swap not classified as a hedge for the periods presented.

(3) Reflects unrelated legal, severance, restructuring, and consulting fees, and write downs of property, plant and equipment for the periods presented.

Douglas Dynamics, Inc.

Free Cash Flow reconciliation (unaudited)

(In thousands)

	Three month period ended June 30,		Six month period ended June 30,
	2025	2024	2025	2024

Net cash provided by (used in) operating activities	$(11,384)	$2,507	$(12,721)	$(19,114)
Net cash used in investing activities	(2,965)	(1,423)	(5,126)	(2,751)
Free cash flow	$(14,349)	$1,084	$(17,847)	$(21,865)